Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the revisions, the change in composition of reportable segment and the manner in which the Company accounts for debt issuance costs discussed in Note 2 to the consolidated financial statements, as to which the date is March 6, 2017 relating to the financial statements, which appears in ServiceSource International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 6, 2017